OPTION EXERCISE AGREEMENT

This Option Exercise Agreement (this "Agreement") is entered into as of September 26, 2005 by and among MRD Holdings Inc., (the "MRD"), a corporation organized and existing under the laws of the State of Delaware, with its corporate address at The Naaman's Building Suite 206, 305 Silverside Rd., DE 19810 Wilmington, Delaware, USA, and MR3 Systems, Inc., (the "MR3"), a corporation organized and existing under the laws of the State of Delaware, with its corporate address at 435 Brannan Street Suite 200, San Francisco, California 94107.

RECITALS

A. MRD and MR3 entered into a Stock Purchase and Loan Option Agreement effective May 31, 2005 (the "SPLOA").

B. Pursuant to Section 2.3 of the SPLOA MR3 granted to MRD the 90-day option to purchase from the MR3 in any combination, (a) Notes in the maximum aggregate principal amount of $4,500,000, and/or (b) 2,534,090 shares of Series B Preferred Stock, par value of $.01 per share, with a purchase price of $1.78 per share.

C. Prior to the expiration of the original 90-day option period on September 30, 2005, MR3 granted to MRD an additional 90-day extension to the original option period.

D. MRD now wishes to exercise the option pursuant to the terms of this Agreement.

AGREEMENT

In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **EXERCISE OF OPTION**.

MRD hereby exercises the option granted to MRD under Section 3 of the SPLOA to purchase 2,658,146shares of MR3 Series B Convertible Preferred Stock for a total purchase price of $4,500,000, payable as set forth hereinbelow.

2. **PAYMENT OF PURCHASE PRICE**.

MRD agrees to pay MR3 the $4,500,000 pursuant to the following schedule

Payment Due Date		Amount
October 28, 2005		$1,500,000
November 28, 2005		$1,500,000
December 9, 2005		$1,500,000
	Total	**$4,500,000**

3. **ISSUANCE OF SHARES AND WARRANT**.

3.1 Upon receipt of each payment, MR3 will issue to MRD 886,048 shares of MR3 Series B Convertible Preferred Stock, for a total of 2,658,146 shares upon receipt of the full $4,500,000 payment. Upon receipt of the third installment payment, MR3 shall recalculate the formula to determine the amount of preferred shares that may need to be issued to MRD so that MRD maintains its 51% ownership position. That amount of preferred shares shall be added to the third issuance of 886,048 shares. In the event that the full $4.5 million is not paid to MR3, the amount of shares authorized for issuance to MRD shall revert back to the aggregate amount of preferred shares (convertible at a ratio of 25 to 1) that would result from the total funds paid to MR3 under this option divided by $2.50.

3.2 MR3 will also issue the Warrant to MRD (EXHIBIT B to the SPLOA) upon receipt of full payment.

3.3 The number of shares of Series B Convertible Preferred Stock sold to MRD hereunder, when converted into Common Stock and when combined with the Preferred Shares purchased at the Initial Closing of the SPLOA, shall constitute, upon issuance, 51% of the issued and outstanding voting and capital stock of the Company.

4. **FURTHER ASSURANCES**.

MR3 and MRD agree to take any and all additional actions necessary to complete the terms and conditions contemplated under the SPLOA regarding the exercise of this option.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

"MR3" MR3 SYSTEMS, INC., a Delaware corporation

By: William C. Tao, PhD

Its: Chief Executive Officer

By: Randall M. Reis

Its: Chairman of the Board

"MRD" MRD HOLDINGS INC.

By: Charles K. C. Chan

Its: Managing Director

PTION EXERCISE AGREEMENT

by and among

MR3 SYSTEMS, INC.

and

MRD HOLDINGS INC.

Dated as of September 26, 2005

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